CEC ENTERTAINMENT, INC.
                                                             Host: Mike Magusiak
                                                    July 15, 2003/ 3:30 p.m. CDT




                             CEC ENTERTAINMENT, INC.

                                  July 15, 2003
                                  3:30 p.m. CDT



Moderator           Ladies and gentlemen, thank you for  standing by and welcome to the CEC Entertainment teleconference. At this time, all participants are in a listen-only mode. Later, we will conduct a question and answer session and the instructions will be given at that time. As a reminder, this conference is being recorded. I would now like to turn the conference over to our host, President, Mr. Mike Magusiak. Please go ahead, sir.

M. Magusiak         Thank  you.  Welcome  to  our  conference  call.   I'm  Mike
                    Magusiak,  President of the company,  and I'm joined by Dick
                    Frank,  our Chairman  and CEO,  and  James  Mabry,  our Vice
                    President and Controller. James has been with our company for over 16 years and will review our financial performance of the company during our conference call today.

                    Before we begin today's discussion, I'd like to make you aware that some of the information presented today may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those implied in the forward-looking statements. Information on the company's risk factors was included in our press release and is also included in the company's filings with the SEC.

                    Our primary objectives of today's call include, first, to discuss sales and earnings results for the second quarter of 2003. Our second primary objective is to discuss our strategies to continue growing long-term earnings, and third, to comment on our outlook for the business going forward. James, will you please provide an overview of our financial performance?

J. Mabry Okay, thanks, Mike. Revenue for the quarter increased 7.4%, to $152.9 million. This increase was primarily attributable to the addition of 35 company-owned stores in the past year and another eight new stores during the first half of this year.

                    Second quarter comparable stores sales declined 1.5% due to a difficult economic environment. The shift of the Easter holiday into the second quarter of this year and difficult sales and earnings comparisons to the prior year, in which comparable store sales increased 3.9% and earnings per share increased 25.6%.

                    Net income was $14.8 million during the second quarter of 2003. Diluted earnings per share for the quarter were $0.54, which match both the second quarter of 2002 and consensus analyst earnings estimates.

                    I would now like to provide you with some details on several key margin items that impacted results during the second quarter. Cost of sales as a percentage of revenues, for the second quarter, increased 0.2%, from 44.9% in 2002 to 45.1% in 2003. This increase is primarily due to higher prize costs as a percent of revenues, and initial implementation costs resulting from the systemwide rollout of our More Fun initiative. Average cheese prices were lower in the second quarter than the prior year, despite a material increase in cheese prices in the last week of June.

                    Labor expenses, as a percent of sales, were flat to the prior year at 28.6% due to excellent operational performance at the store level.

                    SG&A expenses, as a percent of revenues for the second quarter, decreased 0.4%, from 13.1% in 2002 to 12.7% in 2003. This decrease is primarily due to greater scale economies. Depreciation and amortization expenses for the second quarter increased 0.5% as percent of revenues from 6.7% in the prior year to 7.2% in 2003 reflecting the capital invested in new and existing stores and the impact of soft sales.

                    Operating expenses, as a percent of revenues, increased from 17.5% during the second quarter of 2002 to 19.1% in 2003. Insurance costs were higher, as were expected, and increased as a percent of revenues, by 0.6%. Other expense categories that each increased 0.2%, as a percent of revenues, were repairs, property taxes, rent and asset write-offs.

                    We continue our commitment to maintaining a strong balance sheet and providing our company the strategic financial flexibility to meet challenges and capitalize on opportunities.

                    During the first half of 2003 we generated $86 million of operating cash flow, funded capital expenditures of $42 million primarily in new stores and reinvestment in existing stores with game rotations and remodels. We also repurchased almost $17 million of company stock and reduced debt by $31 million.

                    During the first half of 2003 the company completed the $25 million stock repurchase program authorized last year, and repurchased an additional $6 million under the $25 million stock repurchase program authorized this year. Company stock repurchase programs over the past 10 years, have resulted in the repurchase of 8.4 million shares totaling $141 million.

                    A strong balance sheet and solid operating cash flow provides the financial flexibility to continue our strategic focus on driving long-term shareholder value.

                    Mike Magusiak will now update you on our strategies to drive shareholder value.

M. Magusiak         Thanks,  James.  Our  strategies to  increase  revenues  and earnings are segmented into two broad categories. First, to increase existing store sales and profits, and second, to increase the number of company stores through new unit development and franchise acquisitions by approximately 10% per year. We intend to increase existing store sales and profits with three continuing initiatives: first, capital expenditure investments; second, value initiatives; and third, operational excellence.

                    We continue to have a very strong capital expenditure investment plan for our core locations. This year we're on track to complete approximately 52 Phase III remodels, 34 game rotation remodels, five major remodels or reconfigurations, and four expansions. The combination of these strategic capital investments impacts approximately 95 stores, or about 30% of our core locations. Capital expenditures for these 95 stores total approximately $15 million.

                    The physical condition of our stores is at the highest level in the history of our company as we complete the remodeling of every store in our company. Despite a difficult economic environment over the past two years, we have continued to reinvest in our concept that we believe will be beneficial to our future.

                    Value initiatives: We continue to focus on enhancing our everyday value to our guests. Major initiatives to achieve this objective include, first, menu enhancements, and second, our More Fun initiative. Our menu enhancement objective is to better communicate value, food quality and variety to our guests. At the end of the first quarter of this year we completed a value initiative by increasing both value meals and token value deals from four value packages to six value packages. The net result of this initiative is that value meals and token value deals increased from approximately 30% of total sales to approximately 37% of total sales. We believe that this value initiative will enhance long-term frequency, while maintaining operating margins with a guest check that has remained relatively unchanged.

                    In addition to increasing our value, we're also testing an extension of our menu. We're testing chicken strip meals for both adults and kids in 12 locations and are testing dessert pizzas in an additional 14 locations. This test has been in our stores since the middle of May and the early results and feedback from our guests and operators has been positive. We've begun testing the expansion of our menu to provide our guests with greater variety to increase long-term frequency.

                    The More Fun sales initiative was implemented in all company stores on June 16th. This initiative combines the following components: a value component in which all games and rides require only one token; an increase in the overall number of tickets that guests win; and a 35%-plus increase in the variety of prizes our guests can select from in our lower ticket categories. Based on early sales results, feedback from our guests and our operators, we're optimistic of the long-term benefits of this initiative. We believe that this initiative will enhance long-term value and build frequency.

                    We continue to build an outstanding operating team. We believe that our operators are a strength of our company and our operators are critical to executing our strategies and for maintaining high operating standards as we grow the number of company stores by approximately 10% for the sixth consecutive year.

                    Our regional vice presidents and director of operations have been with the company, on average, 19 years. Our 46 district managers average 12.1 years with the company and our general managers, for 392 locations, average 7.2 years tenure, as well as our assistant managers averaging 3.6 years experience with our company.

                    New store development remains a critical component of our strategy to grow long-term revenue and earnings. New stores continue to provide a good return on investment and enable us to realize operating margin efficiencies with our national advertising plan and overhead economies of scale. During each of the past five years, we've increased company stores with an annual growth rate ranging from 9% to 11%. The total number of new stores developed by the company and franchise acquisitions, from 1998 through 2002, totals 142 stores.

                    Our development plan for 2003 is to increase the number of company stores by approximately 10%, or 35 to 38 stores. Year to date the company has opened nine new stores and has an additional 11 stores under construction.

                    As part of our long-term development plan we've identified approximately 350 specific market areas for potential Chuck
                    E. Cheese sites. This development plan is significant since we believe it enables us to almost double the number of Chuck E. Cheeses' in the United States and Canada from 384 company stores at year-end 2002. The mix of large market and smaller market stores to be opened in 2003 is approximately 60% and 40%, respectively.

                    We anticipate opening 20 to 25 large market stores, with the remainder of 2003 new store development being smaller market stores. Performance of new large market stores remains strong and we continue to be encouraged by the prospects of the smaller market stores.

                    I would now like to share our thoughts on earnings for the second half of 2003. Current consensus analyst estimates for 2003 reflect a diluted earnings per share of $2.60. It is difficult to forecast sales in the current economic environment, however, assuming there is a modest improvement in the economy, we believe that we're on track to achieve consensus earnings, which is consistent with our previous guidance.

                    Diluted earnings per share increased 4.8% in the first half of the year. The pace of earnings growth is expected to accelerate throughout the second half of the year based primarily on the implementation of our strategic plan and improvement in the economy, as well as, easier comparisons in the second half of the year.

                    Current consensus analyst earnings estimates for the second half of 2003 reflect an earnings per share growth rate of approximately 8%. Based on all the information available to us, we believe that an acceleration of earnings, from 4.8% in the first half to approximately 8% in the second half, is reasonable. To achieve an 8% earnings per share growth rate in the second half of the year, comparable store sales would have to be positive, approximately 1%.

                    We anticipate more cost pressures, primarily from cheese costs, in the second half of the year. Cheese costs were favorable by approximately $700,000 in the first half of 2003 and are expected to be unfavorable by approximately $2 million in the second half of the year. We expected higher cheese prices in the second half of the year, however, with the recent significant increase in cheese prices to $1.51 a pound last week, these prices are higher than we anticipated.

                    Considering all the factors stated above, our best estimate of earnings per share for the third and fourth quarters are $0.61 to $0.64 for the third quarter, with us being more comfortable in the middle of this range, and for the fourth quarter our best estimate is a range of $0.42 to $0.45 a share.

                    In summary, despite the difficult economic environment during the first half of this year, the company generated $86 million in operating cash flow, funded capital expenditures of $42 million, repurchased $17 million of company stock, and reduced debt by $31 million.

                    As we look to the remainder of the year we anticipate gaining momentum in both sales and earnings growth, based primarily on the implementation of our strategic plan, an improvement in the economy, as well as easier comparisons in the second half of the year. We believe the Chuck E. Cheese brand is well positioned and that our strategies are sound.

                    At this time Dick, James and I will be happy to answer any questions you may have.

Moderator           Our first  question is from the line  of Jeff Omohumdro with
                    Wachovia Capital. Please go ahead.

J. Omohumdro        Thanks.  First, as housekeeping items,  could you go through the cap ex and D&A targets for 2003?

M. Magusiak         Capital expenditure and what was the second part of that?

J. Omohumdro        Depreciation and amortization.

M. Magusiak         Yes, we'd be happy to do that.  Would you like to start with the capital expenditures first?

J. Omohumdro        Yes, please.

M. Magusiak         As we said earlier, we plan to open  about 36 stores for the year, and the total  capital expenditures  for the new units would be approximately,  including existing  core locations,
                    about  $88 million.   And  you'd  have  Phase III,  about 52
                    Phase III, around $10 million,  and these are rough numbers.
                    As  we  said  earlier,  about  $15  million   total  capital
                    expenditures for the core stores. The remaining about $55 million to $60 million for new stores, and the remaining being capital maintenance, capital expenditures.

J. Omohumdro        And the depreciation number?

M. Magusiak         That would be around $45 million to $46 million.

J. Omohumdro        Okay,  and you  mentioned it  was part  of your  strategy to drive frequency. You haven't really addressed that too much with us, I think, in the last year or two. Could you remind us where you are now on frequency and what makes you think that there's an opportunity to improve it with these new efforts?

M. Magusiak         I think,  first of all, is our pricing has had very  minimal increases over the last couple of years. Last year, our price increases for the year averaged about 0.4%. This year they're up 0.5%, and as we look at the More Fun that we've implemented nationwide in the middle of June, we've seen positive sales results from that.

                    We just believe that on an everyday value, when you take value meals and token value deals that are now representing about 37% of total sales, along with More Fun, in which all games are one token, you'll have more tickets dispensed from our games; there are more prizes for the kids to chose from; those are the key drivers, from a kid's perspective and also from an adult's perspective. We believe that that strategy, along with an excellent product out in the marketplace, will drive long-term frequency.

J. Omohumdro        Okay,  and then my last question:  What's your  sense on the new  product impact on cost of  sales,  on your test stores?

M. Magusiak         It's tough to have a lower price  than games and rides.  You know we've got excellent margins on games and rides and also
                    from a  pizza product.   At the  same time,  the stores that
                    we're testing it in,  we don't see  a material change to our overall  costs.  Again,  what our objective there is,  is to broaden  out the menu  slightly,  through the chicken strips
                    and  also   the  dessert  pizzas,  potentially  adding  some
                    incremental sales to the dessert pizzas, but, again, to increase frequency by having a broader menu. Our experience shows that kids just love chicken nuggets or chicken strips, and also, from parents' standpoint, the chicken strips is a good product for us.

J. Omohumdro        Great, thank you very much.

M. Magusiak         You're welcome.

Moderator           Our next question  is from the  line of  Barry Stouffer with
                    BB&T Capital Markets. Please go ahead.

B. Stouffer         Good afternoon.  First,  could  we  revisit  that  frequency question? I was curious, also, just what your customer frequency is at this point?

M. Magusiak         On average, three to five times a year.

B. Stouffer         Okay, and G&A in the second quarter  was substantially below
                    where it was in the first quarter.   Can you comment on that
                    difference and also what the run rate might be the balance of the year?

M. Magusiak         You know, as you're aware, the second quarter's a much lower seasonal period, so that's why you will see that. It's difficult to compare the advertising because the sales are lower; we advertise less, so that's the reason why it drops off for the second quarter versus the first. If you look at last year, our SG&A ran 12.7% as a percentage of revenue. We have been running below that, year to date this year, and we see that trend continuing.

B. Stouffer         Okay, and last question:  Can you comment,  at all,  on what sales trends may have looked liked once you passed the April time frame, for instance May, June and so far in July?

D. Frank Well, the early part of the quarter is difficult with the flip of Easter. Clearly, as we've anticipated, comps were negative the early part of the quarter. As we moved into the June period we had a very solid June. The early part of the third quarter has started in line with the guidance that we previously have given. So June was very solid for the company.

B. Stouffer         By guidance for July,  are you implying  consistent with the one-percent comp number that you think you need to hit the guidance you've given for EPS?

D. Frank It's only a couple of weeks. I mean, two weeks into the quarter is not enough time for us to go on, but the first couple of weeks have been in line with the overall earnings guidance that we've previously stated for the quarter.

B. Stouffer         Okay, thank you.

D. Frank            Yes.

Moderator           Our next question,  from the line of Robert Derrington  with
                    Morgan Keegan. Please go ahead.

R. Derrington       Could you  talk to us a little  bit about the prototype that you're using in the small markets? I know it's gone through some evolution with the product being originally buffet. Are you still using buffet? Has the size changed? Can you give us any kind of an update there?

D. Frank Yes, it continues to evolve, Bob. When we started off in Waco, we started off with a prototype of approximately 6,000 square feet. We opened that unit as a buffet; followed that with Lake Jackson, which was a little bit over 7,000 square feet, also buffet. Then we followed that with Dover, Delaware, which we opened with basically our normal service system on pizza, a non-buffet, but with pricing that we believe allows us to be competitive in the smaller market stores.

                    Today I think that, as we move forward with smaller towns, we see the average size, probably more in that 7,000, or perhaps even 7,400 square feet, as we move to the future, again, depending a little bit, on the strength of the demographics within that particular trade area.

                    Secondarily, going forward, we're more likely, we believe today, to not be buffet, but to, again, offer the semi-serve system that we do for our pizza product, again, at that competitive pricing level that we have out in the Dover market.

                    Lastly, I think the biggest change that perhaps we've evolved to, with the smaller town prototype, is in the area of entertainment, as we've mentioned earlier, in some previous calls. We think that as we pulled back on the capital in the earliest store, being Waco, that we really needed a show element. Our guest research and consumer feedback definitely indicated that we had gone a little bit too far in pulling back. So, as we go forward, we have tested both a blue screen stage, which is a component of our typical showroom entertainment, as well as we're now going to also test a Chuck E. character, animated character, within a smaller prototype as well. So that continues to evolve.

                    Quick overview would be slightly bigger than we originally started, probably serving the pizza in our more traditional style and bringing more entertainment into the stores.

R. Derrington       What's the  estimated cost on that,  Dick?  Has it gone up a little bit?

D. Frank Yes, we've had some cost increases, but you know, if you remember, we started off with our capital being actually a little bit less than half of what it was costing us to build a full-size Chuck E, and we're still well below, say, $1 million level. So we can still get excellent returns at that, say, $1,050,000 to $1.1 million level. So we still feel very encouraged by the prospects in the smaller markets as we move to the future.

R. Derrington       So the cash investment  might be $800,000 approximately,  or were you talking an actual million-dollar investment?

D. Frank            Eight-hundred thousand to $900,000 probably.

R. Derrington       Okay, and estimated  sales per store in that  million-dollar range?

D. Frank            One million to $1.1 million.

R. Derrington       Okay,  all right,  and if James  could give us  a little bit
                    more detail  on the  other operating  expense line?   We ran
                    through the components of that increase versus last year pretty quick. Can you kind of give us a little bit of background on some of those components?

J. Mabry            On the other operating?

R. Derrington       Yes.

J. Mabry The primary increase, year over year, was in insurance, which we actually expensed a million more in the second quarter of this year versus the prior year. This was according to the plan. This was what we expected, coming into the quarter. But then other items or categories that also increased: repairs, property tax expense, asset write-offs, and in a low seasonal quarter, and especially given soft sales and the fixed nature of this other operating expenses, we would expect some erosion in the margins as a result.

R. Derrington       How are utilities, year over year, on a quarter?

J. Mabry            Utilities were almost flat, slightly up.

R. Derrington       Great. Okay, super. Thank you.

Moderator           Our next question  is from the line of  Andrew Rechtschaffen with Greenlight Capital. Please go ahead.

A. Rechtschaffen    Hello,  guys,  a couple of questions:  One,  did you mention about an asset write-off in the second quarter, or did I mishear that?

J. Mabry Yes, we have asset write-offs that are related to the remodel programs. Whenever we go in and add games or rides to the stores, if we take out or replace some of those games, then we write-off whatever balances exist. And we had write-offs associated in the second quarter, as we did in the first quarter as well. It's normal and typical to our business.

A. Rechtschaffen    Good,  so you  would  tend to  think of  that as  an ongoing operation write-off as opposed to a kind of one-time thing?

M. Magusiak         It would be more ongoing operations.

A. Rechtschaffen    Okay,  I guess secondly,  then,  on the share  buyback, what
                    is   the   amount  remaining  on  the   second  $25  million
                    authorization?

J. Mabry Yes, we have an authorized line of $25 million and we've purchased just slightly over $6 million, and I believe it's like $18.8 million remaining.

A. Rechtschaffen    Great,  okay,  and then the  obvious  correlation  there;  I assume at these levels you guys find the stock attractive enough to buy?

D. Frank Well, obviously we're not able to comment on that today, other than to share with you all what we have purchased to date, which we obviously did in our opening comments. Having said that, we've obviously been a buyer of our stock all the way back to 1993 and, as a company, we have the authorization and we'll look at that as an opportunity, as we move forward, to further enhance the shareholder value.

A. Rechtschaffen    But what was the  average price to buy  back from the second quarter, when they were done?

J. Mabry            Well, the most recent purchases that we've done?

A. Rechtschaffen    Yes, thank you.

J. Mabry            Right in range of $36.

A. Rechtschaffen    Okay,  great and lastly,  on the plan for opening stores,  I guess, with I think you said nine open to date and sort of 11 in progress, that's 20. So third quarter versus fourth quarter, what is the rough schedule of getting the other 15 or 16 open?

M. Magusiak         In the third  quarter we're going to have  approximately  10 additional stores that open and then the rest of the stores will open in the fourth quarter.

A. Rechtschaffen    ... the other kind of 15 to 17?

M. Magusiak         Yes, and we did anticipate that.  We knew from the beginning of this year that it was backend loaded, and so we're consistent with where would be at the beginning of the year.

A. Rechtschaffen    And I assume,  basically,  the way cap ex has trended,  that the smaller stores are probably going to be a bigger part of the mix later in the year? Is that right?

M. Magusiak         That is correct.

A. Rechtschaffen    Great, thanks a lot guys.

M. Magusiak         You're welcome.

J. Mabry            Thank you.

Moderator           Our next question is from the line of Dennis Joe with Sidoti
                    & Company. Please go ahead.

D. Joe Good afternoon, you mentioned that June was a solid month for you. I was wondering, did customer traffic pick up right after the rollout of the More Fun initiative in the middle of the month or was customer traffic solid throughout the month?

D. Frank Well, it was an overall - I've got to say it was a solid period for us throughout the month. We do believe that the rollout of More Fun, albeit that we've only got a few weeks there to look at, but we do believe, as Mike mentioned in his comments earlier, that that obviously had a positive impact on comps.

D. Joe              Okay, and then what cheese price are you assuming per pound?
                    Are you assuming what the EPS guidance that you provided for the second half of the year?

J. Mabry Yes, cheese prices have definitely increased over the last three weeks and the increase has been right about 35%, and although it's difficult to really project what it's going to be moving forward, we've pretty much taken that trend and extended it through the second half. So we believe that we'll be impacted about $2 million versus the prior year, with the majority of that actually impacting us in the third quarter.

D. Joe              Okay, okay, thank you.

Moderator           Our next question  is from the line of Andy Barish with Bank of America Securities. Please go ahead.

A. Barish           Hello,  guys,  two  questions:  Can you try to translate,  I guess with the smaller town openings, what your 10% unit count goals kind of translate into, either in terms of square footage or operating week growth?

                    Secondly, just on the value programs that you're rolling out, just to help me to understand, do you think that it's been more economic related or just the fact that you haven't focused on that in the advertising that maybe got the value scores going the wrong way for you in your customer work?

M. Magusiak         I think first, Andy,  on the square footage,  naturally,  if we're growing about 10% and you have 14 or 15 smaller market stores that are 7,500 square feet versus 10,000 square feet, that your square  footage is going  to be a little  bit less
                    than 10%.   So maybe it's around the 9% level  and this will
                    be the sixth consecutive year that we've been growing at 9%-11%, so we feel real good about that growth rate.

                    We're able to keep our operators, maintain really high-quality stores out in the marketplace, but as you open more small towns, you spend less capital, you still, we believe, get a very good return on investment. The square footage will drop off a little bit in that respect.

                    Then it's always difficult, when you look at sales over a period of time, to really know what impacts the sales. What we believe, if you look at all of the strategies that we've put into place, even though the More Fun, we've seen it be positive in the short term; we really see that as a long-term sales driver, along with our menu enhancements, a broader menu, more value packages.

                    We've, naturally, advertised the More Fun initiative. We've produced a specific commercial. We believe that our marketing team did an excellent job on that, but the value initiatives that we've really laid out here over the last half of the year, as we changed our menu boards, those are really more long-term in nature, that we improve our product, give our guests a great product at a good value to drive a long-term frequency.

A. Barish           Thanks.

Moderator           Mr. Barish, does that conclude your question?

A. Barish           It did.

Moderator           Very good,  thank you.  Our next  question  from the line of
                    Margo Murtaugh with Snyder Capital. Please go ahead.

M. Murtaugh         Yes, hello, how are you?  I wondered a couple of things.  On the cash flow, if you look at net plus depreciation that was only like $64 million, so I wonder how you're able to do $42 million of cap ex and pay back all that debt and buy back all that stock? I'm a little unclear about that.

J. Mabry            Our operating cash flow was actually $86 million.

M. Murtaugh         Yes, but if you look at net plus depreciation.

J. Mabry Yes, we've picked up another $6 million off of deferred income taxes, then another $14 million off of changes in working capital items.

M. Murtaugh         Oh, okay, great. Also, if you look ahead to 2004, in driving your sales - I mean you've had the Phase III remodels - are there any new initiatives or is it as you implied; all the little improvements you keep on making, menu enhancement, More Fun, etc. I mean what drives the sales, besides square footage growth, in the years ahead? Any thoughts?

M. Magusiak         I think, first of all, if you look back over the last couple of years,  what we have focused on is  improving our concept in the marketplace.  We believe  that a lot of people didn't
                    necessarily   reinvest   in  the   business  and,  as  we've
                    reinvested in the business, our stores today are in the best shape that they've ever been in in the history of our company.

                    We believe that those stores, as we've completed those, along with our game rotations that we've continued to do this year and have the potential to do additional game rotations, but that investment over the last couple years, as the economy improves, we believe that that, along with our value initiatives, is the impetus to drive our comp store sales in the future.

M. Murtaugh         Okay, thanks.  It also  looks  as if  your labor  expense is under control at this point. Do you expect that to continue?

M. Magusiak         It's a  never-ending  battle.  What I would  tell you is our operators have done an excellent job in that area.

M. Murtaugh         Okay, thank a lot.

Moderator           Our next question,  from the line of  Robert Derrington with
                    Morgan Keegan. Please go ahead.

R. Derrington       Could you give us an update on the  situation in your search for your CFO, Dick?

D. Frank Yes, we, I think, as we've said to any number of people, we have put that out to search, and Mike and I are anticipating first interviews as early as late this week and certainly next week. So that process continues to move forward and we think it's going as planned.

R. Derrington       Okay,  and during  this past  quarter,  the second  quarter,
                    Dick, we had an awful lot of inclement weather throughout the country, rain especially, and typically, in years past, rainy weather means kids can't play outdoors, which means good things for Chuck E. Can you give us any kind of quantification of what that could have meant to this past quarter's results?

D. Frank Yes, I don't know that we saw enough, anyplace, in any sense, Bob, across the entire system, that we think it had a material impact one way or another. I would say that particularly in the Northeast there were some favorable results as it related to weather. There was a lot of rain, and I think, particularly in the Northeast, a lot of that rain came on the weekends and we saw that, without any doubt, having a positive impact in our sales.

                    Having said that, earlier in the quarter, particularly in markets here in the Southwest - and in some cases, on the weekends, even in the Southeast - went through a period of time where summer didn't hit as early as it often does in markets like Dallas, where temperatures were mild for this time of year and we really would have preferred it to have been a lot hotter so that kids weren't doing as much out of doors. But I think, when we looked at it overall, or as we thought about it overall, I don't think the weather had a material impact on the quarter, either positively or negatively.

R. Derrington       Okay, and  one last  question:  If we  look at the company's capital strategy over time, there's clearly been a remodel element to Chuck E., as we've gone through, where it looks like we're in the fourth phase of the remodel program. It seems like incrementally each of those different phases has given a less of a same-store sales bump to the business.

                    Have you looked at - and given the fact that, one, your comps are up roughly one at this point in time, and you're kicking off a More Fun value initiative - has there been any thought to changing the capital strategy, possibly increasing a divided, cutting back on the amount of investment per store?

D. Frank I think we've probably looked and thought and discussed most of those things, Bob, and we'll continue to do so. What I would tell you is I think that, really, where we're at, from a capital standpoint, as Mike said earlier, is we have aggressively, or at least, in our minds, fairly agressively, continued to reinvest in our business during this difficult economic time, and our stores are in excellent shape.

                    We think that now, with lesser capital perhaps - i.e., the games rotation program that we've touched on today - we still think that that's a significant opportunity. When you're talking about changing out roughly 30% of your games, rides, attractions in a store, that is significant. So I think the reduction in capital is more driven by the overall condition and good condition of our stores than anything else. And certainly that opens opportunities for us to consider, as it relates to stock buy-backs, dividends, things of that nature, with the excess cash that we should realize over the coming months and years.

R. Derrington       Great. Thanks, Dick. I appreciate it.

Moderator           We'll go next to the line of Alan Mitrani with  Copper Beech
                    Capital. You're line is open.

A. Mitrani          Hello,  thank you.  Can you  give us  a trend  of same-store sales in the quarter by month?

D. Frank Well, as I referenced earlier, Alan, I think that I don't know that we believe that the trends are really very meaningful. I think, again, early in the quarter, as we anticipated, comps were negative and we anticipated that with the swing of Easter. Then when you get into June and even early July, there's just not enough data there, in our minds, to be significant. But again, what I would tell you is that we were very pleased with the sales performances in June and we're on track here, early in the third quarter.

A. Mitrani          I'm sorry; I missed the last comment. I apologize.

D. Frank            That we're on track here, early in the third quarter.

A. Mitrani          Okay, so it's up, starting the third quarter then?

D. Frank We're on track to achieve the earnings guidance that we had previously shared.

A. Mitrani          Okay,  and just to  be clear  on the cheese costs,  you said that they were up 35%. I guess up for the last three weeks about 35%. You're assumptions for the second half are that they're flat from this point on, or that they continue to rise?

J. Mabry No, that they will continue to exceed the prices of last year, by 35%.

A. Mitrani          Okay.

M. Magusiak         Five cents.

A. Mitrani          Got it.

M. Magusiak         Five percent.

A. Mitrani          Five percent,  got it.   And just  to understand,  to Andy's
                    question as relates to the square footage growth, do you plan on continuing to be able to try to hit the 10%, which implies to open, not just this year but into next year, many more small-town Chuck E., or is it you're going to moderate that down to 8% to 10%?

M. Magusiak         We're looking about a growth, in company stores,  the number of stores, anywhere from 9% to 11%. That's what we've done in the past few years and our focus on those is very good, high-quality real estate, in a market that can support a good return on investment. If we believe we can grow our concept approximately 10% in the number of stores, that, along with the strategies of comp store sales, will give us a good opportunity to grow overall earnings.

A. Mitrani          Okay, and then lastly, pre-tax income so far,  year to date,
                    obviously,  is flat on higher  sales.   If you  open up  new
                    stores and the number have gone up in the bottom line, mostly because of the share buy-back, do you intend, assuming, obviously, same-store sales, the comps get easier, to continue to be able to use the buy-back as a lever to grow earnings?

D. Frank That's certainly a consideration. Something we've done in the past as demonstrated in this quarter, and it's certainly a consideration that we'll look at as we move to the future.

A. Mitrani          Okay, thank you.

D. Frank            Yes.

Moderator           Our next question, from the line of  Brandon Kaplan  with SG
                    Cowen. Please go ahead.

P. Westra           Hello,  everyone;   it's  actually  Paul  Westra.  Just  one
                    question, really, just on whom you're targeting or if there's any changes in consumer target? For instance, is this More Fun going after the more price-sensitive consumer and, if so, mom with young kids or is that heavy user?

D. Frank I don't know that's targeted at a specific portion of our demographic, necessarily. What I would say is I think that our belief is that simply, given the current economy, the current environment out there, we believe that a message that has great value, particularly for the parents, and maybe even more specifically to moms, is a vehicle that we think really has the ability, as Mike said, to impact our business over the long term.

                    When you look at arcades and competitors and what they charge for the exact same games and rides, and we're able to make those attractions available at one-token plays, we think that is a significant, significant value statement and one that we think will position us well against the entirety of our demographic base.

P. Westra           Am I reading  too much into it? If you'd  expand the variety of prizes for the lower-end prizes that the increase would trial light users or is that going into your thinking at all, as far as who you are targeting?

D. Frank Well, the reason that we've expanded the number of prizes in those lower categories is simply the fact that that's where the bulk of the prizes that the tickets are redeemed for come from. Obviously, if you've followed the company for a period of time, we've also spent a lot of time on our higher-end categories, but the reality is kids, and particular the younger kids, want a lot of things right now. They would rather leave with five, six, seven and eight prizes than they would, perhaps, with one prize at a 300-400 ticket level.

                    So we want to insure that those lower ticket categories, that we have enough choices as we're dispensing more tickets and making all our attractions one-token plays, that we've got enough inventory in those lower-ticket categories to meet the needs of the kids.

P. Westra           Great, I just have two more quick follow-ups. Did the school getting out late, especially on the East Coast, hurt you, and the second, could you repeat that cheese price forecast was in the second half, again, one more time?

M. Magusiak         It's tough to  track schools.  One of our  regionals thought that a couple of his districts might have been out a little bit late, but the impact to sales, we really don't have a feel for that. Then, James, cheese prices for the second half of the year?

J. Mabry Yes, cheese prices for the second half of the year, we believe, will be approximately 35% higher than the cheese prices last year.

P. Westra           Great, thank you.

Moderator           Thank you for  your question.  We'll go  back to the line of
                    Alan Mitrani with Copper Beech Capital. Please go ahead.

A. Mitrani          I appreciate you guys giving, actually, a  little more sense
                    on the same-store sales for the second half.   Normally it's
                    just EPS and nothing else; I appreciate that. You said that if the economy comes back mildly and to make the guidance you're looking at something like up one-percent same-store sales in the second half of 2003. Did I hear that correctly?

D. Frank            That's correct.

A. Mitrani          What levers do you  have to cut costs,  in case things don't come back as quickly as maybe some expect and same-store sales are flat to up to 0.5%, or flat or down. I mean, what levers do you have to cut or how would you manage that?

D. Frank We will attempt to, on all lines of the P&L, as we have in the past, attempt to manage our costs as effectively as we can. I think that, you know, although we've had some margin erosion here recently, I think that when you really stop and look at it, particularly in the line items at the location levels, like labor, that we discussed earlier, the operators have done a good job.

                    In absolute terms, our margins continue to remain strong, but we are not going to go out and make any moves, from a cost-cutting standpoint, that are going to impact the overall guest experience. We've sort of stayed the course during this difficult economic period. We've maintained what we believe to be a good value in the marketplace. We've aggressively reinvested in our business to make sure we've got the best product out there, and we continue to believe that as the economy rebounds, we will rebound with it strongly.

                    So if we're wrong on our ability to regain momentum in terms of sales in the second quarter, we will feel a pressure from a margin standpoint, just as we did in Q2 and all that.

A. Mitrani          Also, do you have any plans  to buy back franchises and have you brought any back so far this year?

D. Frank We always look at that as an opportunity. We have a right of first refusal in just about all, if not all, of our franchise agreements and we're the likely buyer. We have not bought any in to date, but that is something, certainly, that we would consider if those opportunities present themselves.

A. Mitrani          Okay,  and on the balance  sheet  inventories  were at $11.5 million, up from the end of the year, and had the highest level I've seen in a while. Is that because of the new stores? What is in inventories?

M. Magusiak         That is exactly right. We have our games and rides and a lot of our equipment in a warehouse, preparing for all the new store openings. We've got a very busy second half of the year and that's what's driving our inventory.

A. Mitrani          Got it,  and so I  guess  in response  to one  of the  other questions, in terms of how you funded operations with the net income plus D&A, do you expect working capital to help you out this year as well, or into next year, from here on, from the second half, given that you do have inventory you can put to work as you open the stores?

J. Mabry I meant, naturally, as we open more stores, we going to derive some benefit from the opening of those stores and it should provide us some cash flow from the changes in working capital standpoint.

A. Mitrani          Great, thank you very much.

J. Mabry            Thank you.

Moderator           We have  a question  from the  line of  Mike Shrekgast  with
                    Delaware Investment. Please go ahead.

M. Shrekgast        Hello guys. I just wanted to see,  how long are you going to benefit from that deferred tax asset? How long is that going to help free cash flow?

J. Mabry            The deferred tax asset?

M. Shrekgast        Yes.

J. Mabry I haven't scheduled it out, but typically that's the result of depreciation, which will probably take quite a while to reverse, because you will have deferred tax changes arising that will probably replace any amounts that are falling off. So we're not expecting any short-term turnaround on that deferred tax asset.

M. Shrekgast        Okay.

Moderator           And sir, does that conclude your question?

M. Shrekgast        Yes.

Moderator           Oh, very good, thank you.  Mr. Magusiak,  we have no further questions at this time. I'll turn it back to you.

M. Magusiak         We  appreciate  your questions  and if  you  would  have any additional questions, please feel free to contact James, Dick or myself. Thanks for participating.

Moderator           Ladies and gentlemen, that does conclude our conference call for today.  Thank you  for your participation  and for using
                    AT&T Executive Teleconference. You may now disconnect.